Exhibit 99

Latham Group, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results and Provides 2024 Guidance

Full Year 2023 Sales Outperformed the U.S. In-Ground Pool Market in 2023 Driven by Continued Fiberglass Conversion

Substantially Reduced Cost Structure During 2023

Full Year Operating Cash Flow of $116 Million Yielded Record Cash Position of $100 Million at Year-End

2024 Guidance Anticipates Continued Ability to Outperform Industry Amid Difficult Market Conditions

Fourth Quarter 2023 Highlights:

•	Net sales of $90.9 million, down 15.8% year-over-year

•	Net income of $0.1 million improved from prior year’s net loss of $19.0 million; Net income margin was 0.1%

•	Adjusted EBITDA of $9.9 million, compared to last year’s $4.4 million; Adjusted EBITDA margin was 10.9%

Full Year 2023 Highlights:

•	Net sales of $566.5 million, down 18.6% year-over-year

•	Net loss of $2.4 million versus a net loss of $5.7 million in the prior year period; Net loss margin was 0.4%

•	Adjusted EBITDA of $88.0 million, down 38.6% year-over-year; Adjusted EBITDA margin was 15.5%

LATHAM, N.Y. -- March 12, 2024 -- Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the fourth quarter and full year 2023 ended December 31, 2023.

Commenting on the results, Scott Rajeski, President and CEO, said, “Latham navigated a very difficult market environment in 2023. We successfully implemented cost reduction programs and lean manufacturing initiatives that structurally reduced our cost basis, while maintaining our investments in future growth. These cost reduction programs improved margins as the year progressed and we expect they will enable us to considerably expand margins and overall profitability once volumes recover. At the same time, we increased productivity and efficiency for our dealers, developed new fiberglass pool models, and invested in digital tools that have enhanced the consumer’s pool buying experience. As a result of these actions, Latham is positioned for meaningful market share gains as overall industry conditions improve.

“Our 2023 total sales outperformed U.S. new in-ground pool starts by approximately 10 percentage points, largely reflecting Latham’s leadership in the design, manufacture, and sale of fiberglass pools. The multi-year success of our conversion strategy has resulted in consistent share gains for fiberglass pools, which are more cost-effective, faster and easier to install, and more eco-friendly than concrete pools. In 2023, fiberglass product sales accounted for approximately 73% of Latham’s in-ground pool sales. While fiberglass product sales declined year-on-year, they outperformed the decline in U.S. in-ground pool starts by over 10 percentage points, firm indication that fiberglass is gaining share in the new-pool category.

“We gained traction for our automatic safety covers in 2023, which can be used on any type of in-ground pool to prevent accidents and to protect the homeowner’s investment. Additionally, Measure by Latham, our proprietary AI-powered measurement tool for pool covers and liners, has been met with a very positive dealer response and should continue to drive demand for us in these product lines.

“We also strengthened our financial position in 2023. Latham generated operating cash flow of over $116 million in 2023, repaid $13 million in debt, and ended the year with a record $102.8 million in cash. Thus, we have demonstrated our ability to manage in a soft market environment and have created substantial financial flexibility.”

Fourth Quarter 2023 Results

Net sales for the fourth quarter of 2023 were $90.9 million, down $17.0 million or 15.8%, from $107.9 million in the prior year’s fourth quarter, primarily due to lower volumes of in-ground swimming pools.

Fourth Quarter Net Sales by Product Line
(in thousands)

	Quarter Ended
	December 31, 2023	December 31, 2022
In-Ground Swimming Pools	$45,799	$59,177
Covers	31,988	35,601
Liners	13,080	13,146
Total	$90,867	$107,924

Cover sales outperformed the overall market decline, in part due to demand for automatic safety covers, which, in addition to their safety features, provide significant savings on heating and electricity costs and reductions in water and chemical usage. Liner sales benefited from strong replacement sales and were stable with last year’s fourth quarter.

Gross profit for the fourth quarter of 2023 was $21.2 million, an increase of $1.9 million or 9.6%, from $19.3 million in the prior year’s fourth quarter. Gross margin expanded by 540 basis points to 23.3% from 17.9% in the prior year period, despite year-over-year sales declines due to lower pool starts. The year-over-year increases in gross profit and gross margin were due mostly to lower material costs and increased labor productivity associated with our cost-reduction efforts.

Selling, general, and administrative expenses (“SG&A”) were $23.6 million, down $9.5 million or 28.6%, from $33.1 million in the fourth quarter of 2022. Excluding non-cash stock-based compensation, SG&A was $19.8 million compared to $23.6 million in the year-ago quarter, primarily attributable to lower headcount and reduced expenses.

Net income was $0.1 million, compared to a net loss of $19.0 million, or $0.17 per share, for the prior year’s fourth quarter. Net income margin was 0.1%, compared to net loss margin of 17.6% for the fourth quarter of 2022.

Adjusted EBITDA for the fourth quarter of 2023 was $9.9 million, up $5.5 million or 125.8%, from $4.4 million in the prior year’s fourth quarter. Adjusted EBITDA margin was 10.9%, more than double the 4.1% of the prior year period.

Full Year 2023 Results

Net sales for the full year ended December 31, 2023, were $566.5 million, down $129.2 million, or 18.6%, from $695.7 million from the comparable prior year period, primarily due to volume declines resulting from the decrease in new in-ground pool starts and continued destocking of inventory in the wholesale distribution channel.

Full Year 2023 Net Sales by Product Line
(in thousands)

	Year Ended
	December 31, 2023	December 31, 2022
In-Ground Swimming Pools	$297,828	$385,467
Covers	140,949	158,449
Liners	127,715	151,820
Total	$566,492	$695,736

Pool covers represented 24.9% of full-year net sales, outperforming the overall market decline in part due to demand for our automatic safety covers as the awareness and adoption of auto covers on all pool types increased. Cover and liner sales accounted for 47.4% of total net sales for the year, of which a sizeable portion represented replacement products.

Gross profit was $152.9 million compared to $216.5 million for the prior year period. Gross margin was 27.0% compared to 31.1% for the prior year period. The decrease in gross margin was primarily caused by lower utilization, partially offset by lower total fixed costs and modest material cost deflation.

SG&A expenses were $110.3 million, down $36.5 million or 24.9%, from $146.8 million in the prior year period, reflecting a $28.1 million decrease in non-cash stock-based compensation expense and the benefits of our cost reduction actions. SG&A as a percentage of sales decreased to 19.5% from 21.1%. Excluding non-cash stock-based compensation expense, SG&A decreased by $8.4 million, or 8.4% from the prior year period.

Net loss was $2.4 million, or $0.02 per share, for the full year ended December 31, 2023, compared to net loss of $5.7 million, or $0.05 per share, in 2022. Net loss margin was 0.4% compared to net loss margin of 0.8% in the prior year.

Adjusted EBITDA was $88.0 million, down $55.3 million or 38.6%, from $143.3 million for the prior year period. Adjusted EBITDA margin was 15.5% compared to 20.6% in 2022.

Balance Sheet, Cash Flow, and Liquidity

At December 31, 2023, Latham had cash of $102.8 million, $75 million of borrowing availability on its revolving credit facility, and total debt of $301.2 million. The net debt leverage ratio was 2.25 at year-end 2023.

Net cash from operating activities was $116.4 million for the full year, the majority of which reflected the cash generation capability of the company’s business, augmented by a benefit from the reduction of inventory.

Capital expenditures totaled $4.9 million in the fourth quarter of 2023, compared to $10.7 million in the fourth quarter of 2022. Capital expenditures totaled $33.2 million for full year 2023 compared to $39.7 million for full year 2022.

Summary and Outlook

“Latham’s 2023 financial performance demonstrated our agility in addressing lower market demand by reducing costs, increasing productivity, and implementing continuous improvement initiatives, while continuing to successfully execute our fiberglass conversion strategy. Adjusted EBITDA margins improved throughout much of the year, and our cash position exceeded $100 million at year-end, the highest level in our history,” said Mr. Rajeski.

The company expects that industry softness will continue in 2024 and currently is managing to a decline of approximately 15% in total pool starts in its markets. Guidance for full year 2024, contained in the table below, represents year-on-year sales that are 11% below 2023 levels at the midpoint, with fiberglass products continuing to increase penetration in a down market for new in-ground pools in the U.S. Adjusted EBITDA guidance assumes: stable product pricing, continued investment in sales and marketing, and engineering and R&D to accelerate the conversion to fiberglass and to strengthen our position ahead of a market turnaround, ongoing digital transformation programs, and normalized performance-based compensation. The company expects positive operating cash flow for 2024, highlighting its resilience.

FY 2024 Guidance Ranges

	Low	High
Net Sales	$490 million	$520 million
Adjusted EBITDA[1]	$60 million	$70 million
Capital Expenditures	$18 million	$22 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2024 is not available due to uncertainty related to our future income tax expense.

Based on results to-date and current visibility, the company expects first quarter sales of $98 million to $104 million, due to a return to more normalized seasonal patterns, with progressive improvement in year-on-year sales comparisons beginning in the second quarter. Adjusted EBITDA in the first quarter is expected to be in the range of $6 million to $8 million.

“The long-term fundamentals of our industry remain compelling, and we are looking ahead to lower interest rates driving pent-up demand for in-ground pools. Outdoor living is one of the fastest growing segments of the Repair and Remodel sector, and Latham’s fiberglass and vinyl pools offer consumers a wide range of options to create lasting value in their homes, while enabling them to fully enjoy their outdoor space. Strategic growth initiatives to accelerate the conversion to fiberglass pools and a substantially reduced cost structure, together with our strong balance sheet, support our confidence in Latham’s ability to capture market share and to expand profit margins when industry conditions improve,” Mr. Rajeski concluded.

Conference Call Details

Latham will hold a conference call to discuss its fourth quarter and full year 2023 financial results today, March 12, 2024, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10186506/fb9d52b71a. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through June 12, 2024, on the Company’s investor relations website under “Events & Presentations”.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,800 employees across over 24 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin and net debt leverage ratio, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our annual management incentive bonus plan compensation, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized losses (gains) on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) underwriting fees related to offering of common stock, (xii) Odessa fire and (xiii) other items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; macroeconomic conditions; our ability to sustain further growth in our business; adverse weather conditions; natural disasters, war, terrorism, public health issues or other catastrophic events; our ability to attract, develop and retain highly qualified personnel; our ability to attract dealers and distributors to purchase our products; the loss of our largest customers or suppliers; our ability to source the quantity or quality of raw materials and components, and increases in costs thereof; inflationary impacts; product quality issues, warranty claims or safety concerns; competition; failure to meet customer specifications or consumer expectations; our inability to collect accounts receivables from our customers; challenges in the implementation of our enterprise resource planning system; changes or increases in environmental, health, safety, transportation and other government regulations; the effects of climate change and the expanding legal and regulatory restrictions intended to address climate change; our ability to obtain transportation services to deliver our product and to obtain raw materials timely, and increases in transportation costs; enforcement of intellectual property rights by or against us; the risks of doing business internationally; the impact of recent stock price declines, including potential impairment of goodwill and acquired intangible assets; cyber security breaches and data leaks, and our dependence on information technology systems; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. New emerging risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
latham@advisiry.com
212 750 5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data) (unaudited)

	Quarter Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales	$90,867	$107,924	$566,492	$695,736
Cost of sales	69,671	88,593	413,548	479,267
Gross profit	21,196	19,331	152,944	216,469
Selling, general, and administrative expense	23,599	33,064	110,296	146,842
Underwriting fees related to offering of common stock	—	—	—	11,437
Amortization	6,617	6,676	26,519	28,180
(Loss) income from operations	(9,020)	(20,409)	16,129	30,010
Other expense:
Interest expense, net	9,646	6,560	30,916	15,753
Loss on extinguishment of debt	—	—	—	3,465
Other (income) expense, net	(1,209)	(313)	(1,004)	1,301
Total other expense, net	8,437	6,247	29,912	20,519
Earnings from equity method investment	1,255	1,639	3,723	4,230
(Loss) income before income taxes	(16,202)	(25,017)	(10,060)	13,721
Income tax (benefit) expense	(16,313)	(5,984)	(7,672)	19,415
Net income (loss)	$111	$(19,033)	$(2,388)	$(5,694)
Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$(0.17)	$(0.02)	$(0.05)
Diluted	$0.00	$(0.17)	$(0.02)	$(0.05)
Weighted-average common shares outstanding – basic and diluted:
Basic	113,638,130	112,414,376	112,899,586	113,245,421
Diluted	114,818,226	112,414,376	112,899,586	113,245,421

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data) (unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash	$102,763	$32,626
Trade receivables, net	30,407	48,847
Inventories, net	97,137	165,220
Income tax receivable	983	2,316
Prepaid expenses and other current assets	7,327	5,998
Total current assets	238,617	255,007
Property and equipment, net	113,014	98,184
Equity method investment	25,940	25,095
Deferred tax assets	7,485	7,762
Operating lease right-of-use assets	30,788	38,308
Goodwill	131,363	131,383
Intangible assets, net	282,793	309,215
Other assets	5,003	4,729
Total assets	$835,003	$869,683
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,124	$25,449
Accounts payable – related party	8	358
Current maturities of long-term debt	21,250	3,250
Current operating lease liabilities	7,133	6,923
Accrued expenses and other current liabilities	40,691	50,885
Total current liabilities	86,206	86,865
Long-term debt, net of discount, debt issuance costs, and current portion	279,951	309,631
Deferred income tax liabilities, net	40,088	50,181
Liability for uncertain tax positions	—	7,123
Non-current operating lease liabilities	24,787	32,391
Other long-term liabilities	4,771	702
Total liabilities	$435,803	$486,893
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both December 31, 2023 and December 31, 2022; no shares issued and outstanding as of both December 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 114,871,782 and 114,667,975 shares issued and outstanding, as of December 31, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	459,684	440,880
Accumulated deficit	(56,956)	(54,568)
Accumulated other comprehensive loss	(3,539)	(3,533)
Total stockholders’ equity	399,200	382,790
Total liabilities and stockholders’ equity	$835,003	$869,683

Latham Group, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	December 31,	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(2,388)	$(5,694)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,751	38,175
Gain on insurance proceeds received for capital	(1,463)	—
Amortization of deferred financing costs and debt discount	1,720	1,570
Non-cash lease expense	7,675	7,400
Change in fair value of interest rate swaps	4,729	—
Deferred income taxes	(9,685)	(3,802)
Stock-based compensation expense	18,804	50,634
Underwriting fees related to offering of common stock	—	11,437
Loss on extinguishment of debt	—	3,465
Bad debt expense	5,379	2,011
Other non-cash, net	(94)	1,004
Earnings from equity method investment	(3,723)	(4,230)
Distributions received from equity method investment	2,878	2,497
Provision on liability for uncertain tax positions	(7,503)	1,434
Changes in operating assets and liabilities:
Trade receivables	13,040	8,992
Inventories	68,190	(57,034)
Prepaid expenses and other current assets	(1,326)	4,722
Income tax receivable	1,333	1,723
Other assets	(4,346)	(466)
Accounts payable	(8,512)	(12,358)
Accrued expenses and other current liabilities	(11,938)	(19,420)
Other long-term liabilities	2,848	249
Net cash provided by operating activities	116,369	32,309
Cash flows from investing activities:
Purchases of property and equipment	(33,189)	(39,684)
Capital reimbursed from insurance proceeds	1,463	—
Proceeds from the sale of property and equipment	—	24
Acquisitions of businesses, net of cash acquired	—	(5,358)
Net cash used in investing activities	(31,726)	(45,018)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	—	320,125
Payments on long-term debt borrowings	(13,250)	(286,447)
Proceeds from borrowings on revolving credit facilities	48,000	25,000
Payments on revolving credit facilities	(48,000)	(25,000)
Deferred financing fees paid	—	(6,865)
Proceeds from the issuance of common stock	—	257,663
Repayments of finance lease obligations	(625)	—
Repurchase and retirement of common stock	—	(280,701)
Net cash (used in) provided by financing activities	(13,875)	3,775
Effect of exchange rate changes on cash	(631)	(2,392)
Net increase (decrease) in cash	70,137	(11,326)
Cash at beginning of period	32,626	43,952
Cash at end of period	$102,763	$32,626
Supplemental cash flow information:
Cash paid for interest	$25,747	$12,621
Income taxes paid, net	6,990	20,313
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$955	$6,029
Capitalized internal-use software included in accounts payable – related party	—	350
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	6,193	46,244

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Quarter Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$111	$(19,033)	$(2,388)	$(5,694)
Depreciation and amortization	10,966	9,341	40,751	38,175
Interest expense, net	9,646	6,560	30,916	15,753
Income tax (benefit) expense	(16,313)	(5,984)	(7,672)	19,415
Loss on sale and disposal of property and equipment	7	47	138	193
Restructuring charges(a)	1,112	1,201	3,727	1,607
Stock-based compensation expense(b)	3,917	10,219	18,804	50,634
Unrealized (gains) losses on foreign currency transactions(c)	(1,042)	(283)	(110)	2,534
Strategic initiative costs(d)	1,026	929	4,092	3,948
Acquisition and integration related costs(e)	900	69	911	326
Loss on extinguishment of debt(f)	—	—	—	3,465
Underwriting fees related to offering of common stock(g)	—	—	—	11,437
Odessa fire(h)	(1,840)	869	(2,600)	869
Other(i)	1,419	450	1,456	590
Adjusted EBITDA	$9,909	$4,385	$88,025	$143,252
Net sales	$90,867	$107,924	$566,492	$695,736
Net income (loss) margin	0.1%	(17.6)%	(0.4)%	(0.8)%
Adjusted EBITDA margin	10.9%	4.1%	15.5%	20.6%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.

(b)	Represents non-cash stock-based compensation expense.

(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.

(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.

(e)	Represents acquisition and integration costs primarily related to the acquisitions of GLI and Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f)	Represents the loss on extinguishment of debt in connection with our debt refinancing on February 23, 2022.

(g)	Represents underwriting fees related to our offering of common stock that was completed in January 2022.

(h)	Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.

(i)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters, (ii) the cost incurred and insurance proceeds related to our production facility fire in Picton, Australia in 2020, (iii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisitions of GLI and Radiant, which were amortized through cost of sales in the consolidated statements of operations, (iv) gain on sale of portion of equity method investment, and (v) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

	December 31, 2023
Total Debt	$301,201
Cash	(102,763)
Net Debt	198,438
LTM Adjusted EBITDA(a)	88,025
Net Debt Leverage Ratio	2.25	x

(a)	LTM Adjusted EBITDA is the sum of the Company’s Adjusted EBITDA for the four quarters ended December 31, 2023. See above for the reconciliation of Adjusted EBITDA to net income (loss).